Exhibit 10.4
                                                                    ------------

                              CONSULTING AGREEMENT


         This CONSULTING AGREEMENT (this "Agreement") is entered into as of March 2, 2001 by and between Union Acceptance Corporation ("UAC") and Jerry D. Von Deylen ("Consultant").

                  WHEREAS,   Consultant  has   heretofore   served  as
         Chairman of UAC and is continuing to serve as a director of UAC; and

                  WHEREAS, UAC desires to continue to avail itself of Consultant's expertise in the consumer automobile finance industry, financial services, corporate financial matters and, in particular, his familiarity with the management and affairs of UAC; and

                  WHEREAS,   Consultant  is  willing  to  continue  to
         provide consulting and advisory services to UAC on the terms set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Consulting Services. UAC hereby engages Consultant to provide consulting and advisory services to UAC, and Consultant hereby accepts and agrees to such consulting arrangement. From time to time, as reasonably requested by UAC's Board of Directors, its Chairman or its President and Chief Executive Officer, Consultant shall advise UAC regarding various matters relating to the general management and affairs of UAC, including, without limitation, financial management issues, capital and strategic planning, executive compensation, and consumer automobile receivable acquisition, funding and servicing issues. Consultant agrees to provide such services on a non-employee consulting basis during the term of this Agreement; provided that he shall not be required to dedicate more than 40 hours per month toward such services. In addition, Consultant shall serve as a director of UAC and such subsidiaries of UAC as UAC may request from time to time.

         2. Compensation. Consultant shall be entitled to compensation for his services hereunder in the amount of $10,000 per month payable monthly in arrears, subject to deferral in accordance with paragraph 6(B) below, commencing with March, 2001. Such compensation shall be payable regardless of the amount of time or nature of services which Consultant is required to devote to UAC hereunder during any period. While this Agreement is in effect, Consultant shall not be entitled to separate compensation for his services as director of UAC or its subsidiaries.

         3. Term and Termination. This Agreement becomes effective March 2, 2001 and shall remain in effect until the first anniversary thereof; provided that this Agreement shall be automatically renewed for successive annual periods unless either party provides written notice of termination to the other at least 60 days in advance of any anniversary, in which event this Agreement shall terminate on such immediately succeeding anniversary. In the event of the death or disability of Consultant during the term of this Agreement, this Agreement shall automatically terminate. Further, UAC may terminate this Agreement by written notice to Consultant upon a material breach by Consultant of his obligations hereunder.

         4. Reimbursement of Expenses. UAC shall pay for or reimburse to Consultant, any usual and customary out-of-pocket expenses incurred by Consultant in connection with providing the consultation services pursuant hereto.

         5. Independent Contractor. Consultant shall be in all respects an independent contractor of, and not an employee of, UAC or its subsidiaries. Consultant shall have no authority to bind or commit UAC or its subsidiaries with respect to any matter. Consultant shall carry out his responsibilities under this Agreement in his discretion as he determines best and shall not be subject to control or direction by UAC.

         6.       Acknowledgments.

                  (A) UAC and Consultant acknowledge that his employment by UAC terminated effective as of the date of this Agreement. Accordingly, Consultant's entitlement to compensation and benefits as an employee of UAC terminated on such date. Consultant and UAC acknowledge that Consultant's compensation for his services as Chairman was determined after each fiscal year of UAC based on 1.5% of UAC's net income (including accrual for all executive bonuses) after tax for such fiscal year (the "Annual Bonus Amount"). Consultant and UAC agree that such compensation shall be paid by UAC for fiscal year 2001 but shall be prorated based on Consultant's service as an executive officer during fiscal year 2001. Specifically, Consultant shall be paid two-thirds (2/3) of the Annual Bonus Amount for fiscal year 2001. Such amount shall be payable on the date of payment of regular bonuses to senior officers of UAC for fiscal year 2001 (the "Regular Bonus Date").

                  (B) No cash payments due Consultant hereunder shall be payable until the earlier of the occurrence of a significant equity infusion transaction by UAC or the Regular Bonus Date.

                  (C) In consideration of the agreements of UAC herein and other good and valuable consideration received, Consultant hereby fully releases and forever discharges UAC, its subsidiaries and each of their directors, shareholders, employees and agents, and Richard D. Waterfield, individually, from any claim or cause of action of any nature whatsoever, whether known or unknown, matured or unmatured, which Consultant may have against UAC, its subsidiaries or any of the foregoing persons relating to or arising out of his employment with UAC or the termination thereof.

         7. Parties in Interest. This Agreement may not be transferred assigned, pledge or hypothecated by any party hereto, other than by operation of law; nor may Consultant delegate any duties hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         8. Severability. In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby. The parties agree to replace such invalid, illegal or unenforceable provision with a valid one which comes as close as possible to the intended purpose of the original provision.

         9. Governing Law. This Agreement shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana without regard to conflict of law principles.

         10. Entire Agreement; Superseding Prior Agreements. This Agreement sets forth the entire understanding of the parties with regard to the subject matter of this Agreement, and supersedes all prior or contemporaneous oral and written statements or communications relating thereto.

         EXECUTED and EFFECTIVE as of the date first written above.


                                               UNION ACCEPTANCE CORPORATION



                                               By: /s/ John M. Stainbrook
                                                   -----------------------------
                                                     Name:  John M. Stainbrook
                                                     Title: President


                                               /s/ Jerry D. Von Deylen
                                               ---------------------------------
                                               Jerry D. Von Deylen